EXHIBIT 22

Subsidiary Guarantors and Co-Issuer

Each of the following direct or indirect, wholly-owned subsidiaries of CSI Compressco LP, a Delaware limited partnership (the “Partnership”) is either (i) a co-issuer of or (ii) guarantees, jointly and severally, on a senior unsecured basis, the registered debt securities of the Partnership listed below:

Co-Issuer

1.CSI Compressco Finance Inc., a Delaware corporation

Subsidiary Guarantors

1.CSI Compressco Field Services International LLC
2.CSI Compressco Holdings LLC
3.CSI Compressco International LLC
4.CSI Compressco Leasing LLC
5.CSI Compressco Operating LLC
6.CSI Compressco Sub Inc.
7.CSI Compression Holdings LLC
8.Rotary Compressor Systems, Inc.

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